                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           TREX MEDICAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           TREX MEDICAL CORPORATION
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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

TREX Medical Corporation

37 Apple Ridge Road
Danbury, Connecticut  06810

                                                                  April 11, 2000

Dear Stockholder:

     The enclosed Notice calls the 2000 Annual Meeting of the Stockholders of Trex Medical Corporation. I respectfully request that all Stockholders attend this meeting, if possible.

     Our Annual Report for the fiscal year ended October 2, 1999, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.

                                    Yours very truly,

                                    /s/ William J. Webb

                                    WILLIAM J. WEBB
                                    President and Chief Executive Officer

TREX Medical Corporation

37 Apple Ridge Road
Danbury, Connecticut  06810

                                                                  April 11, 2000

To the Holders of the Common Stock of

TREX MEDICAL CORPORATION

                            NOTICE OF ANNUAL MEETING

     The 2000 Annual Meeting of the Stockholders of Trex Medical Corporation (the "Corporation") will be held on Thursday, May 11, 2000, at 10:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

     1.   Election of seven directors.

     2. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is March 31, 2000.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                    SANDRA L. LAMBERT
                                    Secretary

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Trex Medical Corporation (the "Corporation") for use at the 2000 Annual Meeting of the Stockholders to be held on Thursday, May 11, 2000, at 10:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is 37 Apple Ridge Road, Danbury, Connecticut 06810. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 14, 2000.

                               VOTING PROCEDURES

     The board of directors intends to present to the meeting the election of seven directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of the common stock of the Corporation, $.01 par value (the "Common Stock"), entitled to vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can be voted only if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. Votes of Stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote on the election. Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote. If you hold your shares of Common Stock through a broker, bank or other representative, generally the broker or your representative may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter.
Your broker or representative has discretionary voting authority on the election of directors, and therefore, there are no broker non-votes on the election of directors. With regard to the election of directors, broker non-votes will have no effect on the outcome of the vote.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the meeting by written notice to the Secretary of the Corporation received prior to the meeting, by executing and returning a later dated proxy or by voting by ballot at the meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of March 31, 2000 consisted of 31,996,531 shares of Common Stock. Only Stockholders of record at the close of business on March 31, 2000, are entitled to vote at the meeting. Each share is entitled to one vote.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Seven directors are to be elected at the meeting, each to hold office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal.

Nominees For Directors

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent company, ThermoTrex Corporation ("ThermoTrex"), a provider of medical products and advanced technology research, and ThermoTrex's parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of products and services in measurement instrumentation, medical devices, power generation and resource recovery, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

--------------------------------------------------------------------------------
Elias P. Gyftopoulos       Dr. Gyftopoulos, 72, has been a director of the
                           Corporation since November 1995. Dr. Gyftopoulos is
                           Professor Emeritus of the Massachusetts Institute of
                           Technology, where he was the Ford Professor of
                           Mechanical Engineering and of Nuclear Engineering for
                           more than 20 years until his retirement in 1996. Dr.
                           Gyftopoulos is also a director of Thermo BioAnalysis
                           Corporation, Thermo Cardiosystems Inc., Thermo
                           Electron, ThermoLase Corporation and ThermoRetec
                           Corporation.
--------------------------------------------------------------------------------
Hal Kirshner               Mr. Kirshner, 59, has been a director of the
                           Corporation since its inception in October 1995. He
                           was the chief executive officer and president of the
                           Corporation from October 1995 through December 13,
                           1998. Mr. Kirshner was also president of the LORAD
                           division of the Corporation from 1991 until 1997.
--------------------------------------------------------------------------------
John T. Keiser             Mr. Keiser, 64, has been a director of the
                           Corporation since June 1997. He has been the chief
                           operating officer, biomedical, of Thermo Electron
                           since September 1998 and was a vice president from
                           April 1997 until his promotion. Mr. Keiser has been
                           the president and chief executive officer of
                           Thermedics Inc., a majority-owned subsidiary of
                           Thermo Electron, since March 1998 and December 1998,
                           respectively, and was a senior vice president of
                           Thermedics Inc. from 1994 until his promotion to
                           president. He has also been the president of Thermo
                           Electron's wholly owned biomedical group, a
                           manufacturer of medical equipment and instruments,
                           since 1994. Mr. Keiser is a director of Metrika
                           Systems Corporation, Thermedics Inc., Thermo
                           Cardiosystems Inc., ThermoLase Corporation and
                           ThermoTrex Corporation.
------------------------------------------------------------------------------
James W. May Jr.           Dr. May, 56, has been a director of the Corporation
                           since February 1996. He has been Professor of Surgery
                           at Harvard Medical School since 1994 and was
                           Associate Clinical Professor of Surgery for more than
                           five years prior to that time. He has also been
                           Director of Plastic Surgery at Massachusetts General
                           Hospital since 1982.
--------------------------------------------------------------------------------
Hutham S. Olayan           Ms. Olayan, 46, has been a director of the
                           Corporation since February 1996. She has served since
                           1995 as president and a director of Olayan America
                           Corporation, a member of the Olayan Group, and as
                           president and a director of Competrol Real Estate
                           Limited, another member of the Olayan Group, until
                           its merger into Olayan America Corporation in 1997.
                           The surviving company is engaged in private
                           investments, including real estate, and advisory
                           services. Ms. Olayan is also a director of Thermo
                           Electron.
--------------------------------------------------------------------------------
Firooz Rufeh               Mr. Rufeh, 63, has been a director of the Corporation
                           since its inception in October 1995. Mr. Rufeh
                           presently serves as a consultant to Thermo Electron.
                           Mr. Rufeh served as the chief executive officer of
                           ThermoTrex from 1988 to February 1996, and as the
                           president of ThermoTrex from 1988 to February 1997.
                           Mr. Rufeh also served as a vice president of Thermo
                           Electron from 1986 until his retirement in February
                           1997.
--------------------------------------------------------------------------------
William J. Webb            Mr. Webb, 57, has been president, chief executive
                           officer and a director of the Corporation since
                           January 1999. From 1997 until his appointment, Mr.
                           Webb served as the executive vice president, global
                           sales and service, of Picker International Inc., a
                           manufacturer and marketer of diagnostic imaging
                           equipment. He served as the executive vice president,
                           sales and service for Picker International Inc. from
                           1990 until 1997.
--------------------------------------------------------------------------------

Committees of the Board of Directors and Meetings

     The board of directors has established an audit committee and a human resources committee, each consisting solely of directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors"). The present members of the audit committee are Ms. Olayan (Chairman), Dr. May and Dr. Gyftopoulos. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Dr. Gyftopoulos (Chairman), Dr. May and Ms. Olayan. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met seven times, the audit committee met three times and the human resources committee met five times during fiscal 1999. Each director attended at least 75% of all meetings of the board of directors and committees on which he or she served that were held during fiscal 1999.

Compensation of Directors

     Cash Compensation

     Outside directors receive an annual retainer of $2,000 and a fee of $1,000 per meeting for attending regular meetings of the board of directors and $500 per meeting for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Mr. Keiser and Mr. Webb are both employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Mr. Kirshner, who is currently a consultant to the Corporation, does not receive any cash compensation from the Corporation for his services as a director during the term of his consulting agreement. See "Executive Compensation - Severance Agreement." Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

     Deferred Compensation Plan

     Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his or her cash fees until he or she ceases to serve as a director, dies or retires from his or her principal occupation. In the event of a change of control or proposed change of control that is not approved by the board of directors, deferred amounts become payable immediately. Any of the following are deemed to be a change of control: (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on July 1, 1999 or who subsequent to that date were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and
(b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by the stockholders of Thermo Electron of a complete liquidation or dissolution of Thermo Electron. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. As of January 1, 2000, a total of 25,000 shares of Common Stock were reserved for issuance under the Deferred Compensation Plan. As of January 1, 2000, deferred units equal to approximately 7,908 shares of Common Stock were accumulated under the Deferred Compensation Plan.

     Directors Stock Option Plan

     The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock of the Corporation to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of Common Stock annually. The annual grant is made at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation to each outside director then holding office. Options evidencing annual grants are immediately exercisable at any time from and after the grant date of the option and expire on the third anniversary of the grant date.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of October 2, 1999, options to purchase 120,000 shares of Common Stock had been granted and were outstanding under the Directors Plan, no options had lapsed or been exercised, and options to purchase 80,000 shares of Common Stock were reserved and available for grant.

Stock Ownership Policy for Directors

     The human resources committee of the board of directors (the "Committee") has established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership within a three-year period. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee, which is described in "Committee Report on Executive Compensation - Stock Ownership Policy."

                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of ThermoTrex, the Corporation's parent company, and of Thermo Electron, ThermoTrex's parent company, as of January 31, 2000, with respect to (i) each director, (ii) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock,
(iii) each executive officer named in the summary compensation table set forth below under the heading "Executive Compensation" (the "named executive officers") and (iv) all directors and current executive officers as a group.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.

                                              Trex Medical           ThermoTrex          Thermo Electron
                Name                           Corporation (2)        Corporation (3)       Corporation (4)
                ----                         ----------------       -----------------     -------------------
Thermo Electron Corporation (5).........           25,800,230                     N/A                 N/A
John M. Brenna..........................               51,500                       0              10,000
Elias P. Gyftopoulos....................               41,956                       0              91,399
John T. Keiser..........................               20,000                  92,215             331,636
Hal Kirshner............................              276,750                  33,344              42,596
James W. May Jr.........................               43,489                       0                   0
Ira S. Miller...........................              100,000                       0                   0
Hutham S. Olayan........................               48,393                       0              67,117
Gerald R. Roda..........................              100,000                       0                   0
Firooz Rufeh............................               40,000                  30,000              57,154
Walter F. Schneider.....................                    0                       0                 600
William J. Webb.........................              485,200                  70,000              40,000
All directors and current executive
   officers as a group (13 persons).....            1,270,288                 233,118           1,312,564

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of Common Stock beneficially owned by Mr. Brenna, Dr. Gyftopoulos, Mr. Keiser, Mr. Kirshner, Dr. May, Mr. Miller, Ms. Olayan, Mr. Roda, Mr. Rufeh, Mr. Webb and all directors and current executive officers as a group include 50,000, 40,000, 20,000, 158,250, 40,000, 100,000, 40,000, 100,000,
     40,000, 400,000 and 1,048,250 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 2000, through the exercise of stock options. Shares beneficially owned by Dr. Gyftopoulos, Dr. May, Ms. Olayan and all directors and current executive officers as a group include 956, 3,459, 3,393 and 7,808 shares, respectively, allocated through January 1, 2000, to their respective accounts maintained pursuant to the Deferred Compensation Plan. Shares beneficially owned by Ms. Olayan do not include 350,000 shares owned by Olayan America Corporation, a member of the Olayan Group which is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Olayan America Corporation. Except for Mr. Webb, who beneficially owned 1.5% of the Common Stock outstanding as of January 31, 2000, no director or named executive officer beneficially owned more than 1% of the Common Stock as of January 31, 2000; all directors and current executive officers as a group beneficially owned 3.95% of the Common Stock outstanding as of such date.

(3) Shares of ThermoTrex common stock beneficially owned by Mr. Keiser, Mr. Kirshner, Mr. Rufeh, Mr. Webb and all directors and current executive officers as a group include 91,023, 23,023, 30,000, 70,000 and 221,605 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 2000, through the exercise of stock options. No director or named executive officer beneficially owned more than 1% of the common stock of ThermoTrex as of January 31, 2000; all directors and current executive officers as a group beneficially owned 1.04% of the common stock of ThermoTrex outstanding as of such date.

(4) Shares of Thermo Electron common stock beneficially owned by Mr. Brenna, Dr. Gyftopoulos, Mr. Keiser, Mr. Kirshner, Ms. Olayan, Mr. Rufeh, Mr. Webb and all directors and current executive officers as a group include 10,000, 27,442, 263,230, 40,098, 44,991, 57,154, 40,000 and 1,046,635 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 2000, through the exercise of stock options. Shares beneficially owned by Dr. Gyftopoulos, Ms. Olayan and all directors and current executive officers as a group include 1,378, 19,876 and 21,254 shares, respectively, allocated through January 1, 2000, to their respective accounts maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Ms. Olayan do not include 6,150,000 shares owned by Crescent Holding GmbH, a member of the Olayan Group which is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent Holding GmbH. No director or named executive officer beneficially owned more than 1% of Thermo Electron's common stock outstanding as of such date; all directors and current executive officers as a group beneficially owned less than 1% of the common stock of Thermo Electron outstanding as of such date.

(5) Thermo Electron beneficially owned 79.15% of the Common Stock outstanding as of January 31, 2000, of which 72.14% is owned through ThermoTrex, a majority-owned subsidiary of Thermo Electron. Shares beneficially owned by Thermo Electron include 678,541 shares issuable upon conversion of $8,000,000 in principal amount of a 4.2% convertible debenture issued by the Corporation that is due in 2000. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of January 31, 2000, Thermo Electron, through ThermoTrex, had the power to elect all of the members of the Corporation's board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1999, except in the following instances. Mr. Ira S. Miller, an officer of the Corporation, filed his Form 3 late. Thermo Electron filed a Form 4 reporting a total of six late transactions associated with the cancellation and grant of options to purchase Common Stock granted to employees under its stock option program.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes compensation during the last three fiscal years for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer, its former chief executive officer and its executive officers whose total annual salary and bonus, as determined in accordance with the rules of the Securities and Exchange Commission, was greater than $100,000, and who were employed by the Corporation as of the end of fiscal 1999. The table also includes information as to two executives who were not serving as executive officers as of the end of fiscal 1999. These officers are together referred to as the "named executive officers."

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the corporate services agreement between the
Corporation and Thermo Electron.   See "Relationship with Affiliates."
Accordingly, the compensation for these individuals is not reported in the following table.

                                              Summary Compensation Table
---------------------------------------------------------------------------------------------------------------------
                                      Annual Compensation              Long Term Compensation
                                      -------------------       ------------------------------------
                                                                Restricted           Securities
Name and                  Fiscal                                 Stock               Underlying          All Other
Principal Position         Year      Salary (1)       Bonus (2)  Awards (3)          Options (4)      Compensation (5)
------------------         ----      ----------       ---------  ----------        ---------------    ----------------
William J. Webb (6)         1999        $173,077      $150,000  $247,500 (TXM)     400,000 (TXM)        $ 145,113 (7)
  President and                                                                     40,000 (TMO)
  Chief Executive                                                                   70,000 (TKN)
  Officer
---------------------------------------------------------------------------------------------------------------------
Ira S. Miller (8)           1999        $100,384      $ 55,000        --           100,000 (TXM)        $ 131,952 (9)
  Senior Vice
  President, Sales &
  Marketing
---------------------------------------------------------------------------------------------------------------------
Gerald R. Roda (10)         1999        $ 81,462      $ 30,000        --           100,000 (TXM)        $ 109,975 (11)
  Senior Vice
  President, Finance
---------------------------------------------------------------------------------------------------------------------
Hal Kirshner (12)           1999        $ 68,365            --        --                --   --         $ 169,100 (13)
  Former President          1998        $218,750      $100,000        --             8,250 (TXM)        $   5,625
  and Chief                                                                          8,298 (TMO)
  Executive Officer                                                                  2,000 (MKA)
                                                                                     2,000 (ONX)
                                                                                    20,000 (RGI)
                                                                                     2,000 (TDX)
                                                                                       999 (THI)
                                                                                    30,000 (TLZ)
                                                                                     1.023 (TKN)
                                                                                     2,000 (TRIL)
                            1997        $197,500      $200,000        --               300 (TMO)        $   5,344
---------------------------------------------------------------------------------------------------------------------
John M. Brenna (14)         1999        $139,587            --        --                --   --         $   7,200
  Former Vice               1998        $134,875      $ 82,000                          --   --         $   1,654
  President,                1997        $128,750      $ 63,000                      30,000 (TXM)
  Marketing                                                                         10,000 (TMO)
---------------------------------------------------------------------------------------------------------------------
Walter F. Schneider (15)    1999        $178,993      $200,000  $173,250 (TXM)      50,000 (TXM)               --
  Former Senior                                                                        100 (TMO)
  Vice President,
  Operations
---------------------------------------------------------------------------------------------------------------------

(1) Annual compensation for executive officers is reviewed and determined on a calendar year basis, even though the Corporation's fiscal year ends in September.

(2) The bonus amount represents the bonus paid for performance during the calendar year in which the Corporation's fiscal year-end occurred.

(3) In fiscal 1999, Mr. Webb and Mr. Schneider were awarded 44,000 and 30,800 shares, respectively, of restricted Common Stock of the Corporation with a value of $247,500 and $173,250, respectively, on the grant date. The restricted stock awards vest 33%, 33% and 34% on June 18, 2000, 2001 and 2002, respectively. Any cash dividends paid on restricted shares are entitled to be retained by the recipient without regard to vesting. Any stock dividends paid on restricted shares are entitled to be retained by the recipient subject to the same vesting restrictions as the underlying shares. At the end of fiscal 1999, Mr. Webb and Mr. Schneider held 44,000 and 30,800 restricted shares, respectively, with an aggregate value of $167,750 and $117,425, respectively.

(4) Options granted by the Corporation are designated in the table as "TXM." In addition, the named executive officers have also been granted options to purchase the common stock of the following Thermo Electron companies during the last three fiscal years as part of Thermo Electron's stock option program: Thermo

     Electron (designated in the table as TMO), Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Killam Group Inc. (designated in the table as
     RGI), Thermedics Detection Inc. (designated in the table as TDX), ThermoLase Corporation (designated in the table as TLZ), Thermo Trilogy Corporation (designated in the table as TRIL), and ThermoTrex Corporation (designated in the table as TKN). Certain options reported in the proxy statement for prior years have been assumed by parent companies in connection with mergers effected as part of Thermo electron's reorganization and have been restated in the table as options in the parent companies.

(5) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan, except where otherwise noted.

(6) Mr. Webb was appointed president and chief executive officer of the Corporation effective January 7, 1999. The salary reported for fiscal 1999 represents the amount paid for the fiscal year from the commencement of his employment through October 2, 1999.

(7) Represents $4,803 attributable to an interest-free loan provided to Mr. Webb pursuant to the Corporation's Stock Holding Assistance Plan (see "Relationship with Affiliates - Stock Holding Assistance Plan"), the reimbursement by the Corporation of $80,310 in expenses associated with Mr. Webb's relocation to Danbury, Connecticut, and an additional $60,000 signing bonus paid by the Corporation to Mr. Webb (see "Executive Compensation - Executive Employment Agreements").

(8) Mr. Miller was appointed senior vice president, sales & marketing effective March 15, 1999. The salary reported for fiscal 1999 represents the amount paid for the fiscal year from the commencement of his employment through October 2, 1999.

(9) Represents the reimbursement by the Corporation of $51,952 in expenses associated with Mr. Miller's relocation to Danbury, Connecticut, and an additional $80,000 signing bonus paid by the Corporation to Mr. Miller (see "Executive Compensation - Executive Employment Agreements").

(10) Mr. Roda was appointed senior vice president, finance effective March 22, 1999. The salary reported for fiscal 1999 represents the amount paid for the fiscal year from the commencement of his employment through October 2, 1999.

(11) Represents the reimbursement by the Corporation of $64,975 in expenses associated with Mr. Roda's relocation to Danbury, Connecticut, and an additional $45,000 signing bonus paid by the Corporation to Mr. Roda.

(12) Mr. Kirshner resigned as president and chief executive officer of the Corporation effective December 13, 1998 and his employment with the Corporation was terminated effective December 31, 1998. He continues to serve as a director and consultant to the Corporation. See "Executive Compensation - Severance Agreement."

(13) In addition to a $350 matching contribution referred to in footnote (5), this amount includes $168,750 paid by the Corporation for consulting services performed by Mr. Kirshner pursuant to the terms of an agreement with the Corporation. See "Executive Compensation - Severance Agreement."

(14) Mr. Brenna resigned as a vice president of the Corporation effective as of June 18, 1999 and his employment with the Corporation was terminated effective October 1, 1999. The salary reported for fiscal 1999 represents the amount paid for the entire fiscal year.

(15) Mr. Schneider was appointed senior vice president, operations on March 5, 1999 and resigned effective October 15, 1999. The salary reported for fiscal 1999 represents the amount paid for the entire fiscal year.

Stock Options Granted During Fiscal 1999

     The following table sets forth information concerning individual grants of stock options made during fiscal 1999 to the Corporation's named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1999.

                                        Option Grants in Fiscal 1999
-----------------------------------------------------------------------------------------------------------
                                               Percent of                                Value at Assumed
                                             Total Options                             Annual Rates of Stock
                     Number of Securities      Granted to     Exercise                Price Appreciation for
                      Underlying Options      Employees in    Price Per  Expiration  -----------------------
      Name          Granted and Company (1)   Fiscal Year       Share       Date        5%           10%
      ----          ---------------------     -----------       -----       ----        --           ---
William J. Webb       400,000  (TXM)           33.9%            $ 8.41   01/07/06  $1,369,480    $3,191,480
                       40,000  (TMO)            0.8% (3)        $17.09   01/21/06  $  278,290    $  648,544
                       70,000  (TKN)           17.7%            $ 8.55   01/07/06  $  243,650    $  567,805
Ira S. Miller         100,000  (TXM)            8.5%            $ 6.55   03/15/06  $  266,650    $  621,410
-----------------------------------------------------------------------------------------------------------
Gerald R. Roda        100,000  (TXM)            8.5%            $ 7.78   03/22/06  $  316,720    $  738,100
-----------------------------------------------------------------------------------------------------------
Hal Kirshner               --    --              --                 --         --          --            --
-----------------------------------------------------------------------------------------------------------
John M. Brenna             --    --              --                 --         --          --            --
-----------------------------------------------------------------------------------------------------------
Walter F. Schneider    50,000  (TXM)            4.2%            $ 7.71   03/05/06  $  156,940    $  365,730
                          100  (TMO)          0.002% (3)        $14.81   09/22/04  $      410    $      904
-----------------------------------------------------------------------------------------------------------

(1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year. Generally, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by such company or another Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a one- to five-year period, depending on the option term, which may vary from three to seven years, provided the optionee continues to be employed by the granting company or another Thermo Electron company. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote (4) under Summary Compensation Table above for the company abbreviations used in this table.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting company, the optionee's continued employment or service as a director through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and, accordingly, are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

Stock Options Exercised During Fiscal 1999 and Fiscal Year-End Values

     The following table reports certain information regarding stock option exercises during fiscal 1999 and outstanding stock options held at the end of fiscal 1999 by the Corporation's named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1999.

                   Aggregated Option Exercises In Fiscal 1999 And Fiscal 1999 Year-End Option Values
-----------------------------------------------------------------------------------------------------------------------
                                                                                                         Value of
                                                                                                       Unexercised
                                                                           Number of  Securities       In-the-Money
                                                                          Underlying Unexercised    Options at Fiscal
                                              Shares                         Options at Fiscal        at Fiscal Year
                                           Acquired on        Value       Year-End (Exercisable/    -End (Exercisable/
     Name                  Company           Exercise       Realized        Unexercisable) (1)        Unexercisable)
     ----                  -------           -------        --------        ------------------        --------------
William J. Webb               TXM                --             --                400,000     /0         $     0  /--
                              TMO                --             --                 40,000     /0         $     0  /--
                              TKN                --             --                 70,000     /0         $     0  /--
-----------------------------------------------------------------------------------------------------------------------
Ira S. Miller                 TXM                --             --                100,000     /0         $     0  /--
-----------------------------------------------------------------------------------------------------------------------
Gerald R. Roda                TXM                --             --                100,000     /0         $     0  /--
-----------------------------------------------------------------------------------------------------------------------
Hal Kirshner                  TXM                --             --                158,250     /0         $     0  /--
                              TMO                --             --                 40,098     /0         $     0  /--
                              MKA                --             --                  2,000     /0         $     0  /--
                              ONX                --             --                  2,000     /0         $     0  /--
                              RGI                --             --                  4,000     /0         $     0  /--
                              TBA                --             --                  2,000     /0         $15,750  /--
                              TDX                --             --                  2,000     /0         $     0  /--
                              TFG                --             --                  2,000     /0         $ 2,500  /--
                              THI                --             --                    999     /0         $     0  /--
                              TLZ                --             --                 66,400     /0         $ 4,550  /--
                              TLT                --             --                     --     /2,000          --  /$0
                              TOC                --             --                  6,000     /0         $     0  /--
                              TMQ                --             --                  6,000     /0         $     0  /--
                              TSR                --             --                  2,000     /0         $     0  /--
                              TKN                --             --                 74,023     /0         $     0  /--
-----------------------------------------------------------------------------------------------------------------------
John M. Brenna                TXM                --             --                 50,000     /0         $     0  /--
                              TMO                --             --                 10,000     /0         $     0  /--
-----------------------------------------------------------------------------------------------------------------------
Walter F. Schneider           TXM                --             --                 90,000     /0         $     0  /--
                              TMO                --             --                  5,100     /0         $     0  /--
-----------------------------------------------------------------------------------------------------------------------

(1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of the end of the fiscal year. Generally, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or ceases to serve as a director of, such company or another Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. The repurchase rights generally lapse ratably over a four- to ten-year period, depending on the option term, which may vary from five to twelve years, provided that the optionee continues to be employed by or serve as a director of the granting company or another Thermo Electron company. The granting company may permit the holder of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote (4) under Summary Compensation Table above for the company abbreviations used in this table in addition to the following company abbreviations: Thermo BioAnalysis Corporation (designated in the table as TBA), THermo Fibergen Inc. (designated in the table as TFG), Thermo Instrument Systems Inc. (designated in the table as THI), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ) and Thermo Sentron Inc. (designated in the table as TSR).

Severance Agreement

     Mr. Hal Kirshner resigned as president and chief executive officer of the Corporation effective as of December 13, 1998 and his employment with the Corporation was terminated effective December 31, 1998 (the "Employment Termination Date"). In connection with his resignation, the Corporation entered into an agreement with Mr. Kirshner providing that in addition to receiving his regular salary through the Employment Termination Date, Mr. Kirshner would be paid a bonus for the 1998 calendar year in an amount equal to $100,000. The agreement also provides for an ongoing consulting relationship between Mr. Kirshner and the Corporation for the two year period from January 1, 1999 to December 31, 2000. For his consulting services, Mr. Kirshner will be paid a fee at a rate of $225,000 per year, payable monthly in arrears. Mr. Kirshner will continue to serve as a director of the Corporation.

Executive Employment Agreements

     Mr. William J. Webb joined the Corporation as president and chief executive officer in January 1999. In connection therewith, the Corporation entered into an agreement with Mr. Webb providing for severance pay in the event of termination equal to one year salary and bonus (with a minimum payment of $450,000), reimbursement of relocation expenses (including broker's fee and assistance with down payment on a new residence), an interest free loan to purchase shares of the Common Stock of the Corporation in compliance with the Corporation's stock holding policy and stock holding assistance plan (see "Committee Report on Executive Compensation - Stock Ownership Policies"), and enhanced life insurance coverage. In addition, Mr. Webb is entitled to a minimum bonus award of $200,000 in each of calendar 1999 and 2000 payable quarterly in arrears and a signing bonus of $60,000 paid at the commencement of his employment with the Corporation. Mr. Webb must be actively employed at the end of the calendar year to receive such bonus payments.

     Mr. Ira S. Miller joined the Corporation as senior vice president, sales and marketing in March 1999. In connection therewith, the Corporation entered into an agreement with Mr. Miller providing for severance pay in the event Mr. Miller's employment is terminated other than for cause, equal to one year salary and bonus, reimbursement for country club membership and reimbursement of relocation expenses. In addition, Mr. Miller is entitled to a minimum bonus award of $110,000 for the one year period commencing April 1, 1999 payable quarterly in arrears and a signing bonus of $80,000 paid at the commencement of his employment with the Corporation. Mr. Miller must be actively employed at the end of each calendar quarter to receive such incentive compensation awards.

Executive Retention Agreements

     Thermo Electron has entered into agreements with certain executive officers and key employees of Thermo Electron and its subsidiaries that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated by Thermo Electron "without cause" or by the individual "for good reason", as those terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and
(b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

     In 1999, Thermo Electron authorized an executive retention agreement with Mr. Webb. This agreement provides that in the event Mr. Webb's employment is terminated under the circumstances described above, he would be entitled to a lump sum payment equal to the sum of (a) one times his highest annual base salary in any 12 month period during the prior five-year period, plus (b) one times his highest annual bonus in any 12 month period during the prior five-year period. In addition, Mr. Webb would be provided benefits for a period of one year after such termination substantially equivalent to the benefits package he would have been otherwise entitled to receive if he was not terminated. Further, all repurchase rights of Thermo Electron and its subsidiaries shall lapse in their entirety with respect to all options that he holds in Thermo Electron and its subsidiaries, including the Corporation, as of the date of the change in control. Finally, Mr. Webb would be entitled to a cash payment equal to $15,000 to be used toward outplacement services.

     Assuming that the severance benefits would have been payable as of January 31, 2000, the lump sum salary and bonus payment under such agreement to Mr. Webb would have been approximately $450,000. In the event that payments under this agreement are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Mr. Webb would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by him with respect to such payment, plus the amount of all other additional taxes imposed on him, attributable to the receipt of such gross-up payment.

Transition Agreements

     On January 31, 2000, Thermo Electron announced that the businesses of the Corporation are to be sold, as part of a comprehensive corporate reorganization of Thermo Electron and its subsidiaries. Mr. Webb has an agreement with the Corporation under which he will receive a transaction bonus of $300,000 if the Corporation is sold for $120 million, plus one percent of any amount by which the purchase price for the Corporation exceeds $120 million. Mr. Miller has an agreement with the Corporation under which he will receive a transaction bonus of $150,000 if the Corporation is sold for $120 million, plus one-half of one percent of any amount by which the purchase price for the Corporation exceeds $120 million. The amount of these bonuses would be prorated if the businesses of the Corporation are sold separately.

     Mr. Roda has an agreement with the Corporation under which he will receive a payment of 80% of his base salary upon the sale of the Corporation. This bonus would not be paid if Mr. Roda voluntarily leaves his employment with the Corporation or is terminated for "cause", as such term is defined in the agreement, prior to the date of the sale of the Corporation.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

     Decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). The Committee follows guidelines established by the human resources committee of the board of directors of its ultimate parent company, Thermo Electron. The compensation policies followed by the Committee are designed to reward and motivate executives in achieving long-term value for Stockholders and other business objectives, to attract and retain dedicated, talented individuals to accomplish the Corporation's objectives, to recognize individual contributions as well as the performance of the Corporation and its subsidiaries, and to encourage stock ownership by executives through stock-based compensation and stock retention programs in order to link executive and Stockholder interests.

     The Committee evaluates the competitiveness of its compensation practices through the use of market surveys and competitive analyses prepared by its outside compensation consultants. Internal fairness of compensation within the organization is also an important element of the Committee's compensation philosophy. Compensation of executives is also evaluated by comparing it to the compensation of other executives within the Thermo Electron organization who have responsibility to manage businesses of comparable size and complexity.

     The compensation program of the Corporation consists of annual cash compensation and long-term incentive compensation. Annual cash compensation is composed of base salary and performance-based incentive compensation ("bonus"), which is reviewed and determined annually. Long-term incentive compensation can be in the form of stock-based compensation such as stock options and restricted stock awards. The process for determining the components of executive compensation for the executive officers is described below.

Components of Executive Compensation

     Annual Cash Compensation

     Annual cash compensation consists of base salary and performance-based incentive compensation ("bonus"). The cash bonus paid to an executive varies from year to year based on the performance of the Corporation and the executive.

     The Committee assesses the competitiveness of annual cash compensation by establishing for each executive position at the beginning of each fiscal year a base salary and reference bonus for the position that together are intended to approximate the mid-point of competitive total annual cash compensation for organizations that are of comparable size and complexity as the Corporation.

     Base Salary. Generally, executive salaries are adjusted to reflect competitive salary levels or other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation. The Committee may also adjust individual salaries to reflect the assumption of increased responsibilities. The Corporation's current named executive officers were appointed to their respective positions in fiscal 1999 and their base salaries were determined by a competitive assessment of the position and arms-length negotiations with the Corporation. See "Executive Compensation - Executive Employment Agreements." The determination of base salary for the chief executive officer is described below under the caption "1999 CEO Compensation." The salary increases in fiscal 1999 for the former named executive officers, generally reflected this practice of gradual adjustment.

     Performance-based Incentive Compensation ("Bonus"). The amount of incentive compensation actually earned by an executive from year to year varies with the performance of the Corporation and the executive. The Committee evaluates performance (1) by formulae using financial measures of profitability and contribution to Stockholder value and (2) by subjectively evaluating the executive's contribution to the achievement of the Corporation's long-term objectives. In fiscal 1999, the formulae used by the Committee measured return on net assets, return on sales, earnings improvement over a three-year period for the Corporation and, to a lesser extent, the Corporation's parent companies. The financial measures are not financial targets that are met, not met or exceeded, but assess the financial performance relative to the financial performance of comparable companies and are designed to penalize below-average performance and reward above-average performance. The relative weighting of the financial measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

     The named executive officers (other than the chief executive officer, which is discussed below under the caption "1999 CEO Compensation") received the minimum bonus awards for fiscal 1999 agreed to by the Corporation at the time of the officer's hiring, except in the case of Mr. Schneider, whose bonus reflected the attainment of certain performance and subjective goals.

     Long-term Incentive Compensation

     The primary goal of the Corporation and its parent companies is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of stock-based compensation in shares of Common Stock and the common stock of other Thermo Electron companies.

     The Committee and management believe that awards of stock-based compensation in both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of stock-based compensation to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock-based compensation also results in management's compensation being closely linked to stock performance. In addition, because the employee's rights in stock-based compensation vest over periods of varying durations and are subject to forfeiture if the employee leaves the Corporation prematurely, stock-based compensation is an incentive for key employees to remain with the Corporation long-term. The Committee believes stock-based compensation awards in its parent companies, Thermo Electron and ThermoTrex, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each executive officer the annual value of stock-based compensation in the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares this value to competitive data. Awards are reviewed annually in conjunction with the annual review of cash compensation and additional awards are made periodically as deemed appropriate by the Committee. The Committee uses a modified Black-Scholes option pricing model to determine the value of an award. In determining the appropriate number of outstanding awards, the Committee considers such factors as the total compensation of the executive, the actual and anticipated contributions of the executive (which includes a subjective assessment by the Committee of the executive's future potential within the organization), size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and compensation practices of comparable companies. In addition, the Committee considers the aggregate amount of outstanding awards granted to all employees to monitor the number of outstanding awards under the Corporation's stock-based compensation programs.

Stock Ownership Policy

     The Committee has established a stock holding policy for the chief executive officer of the Corporation that requires him to own a multiple of his compensation in shares of Common Stock. The multiple is one times his base salary and reference bonus for the fiscal year in which compliance is achieved. The chief executive officer has three years from his appointment to achieve this ownership level.

     In order to assist the chief executive officer in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to the chief executive officer to enable him to purchase shares of Common Stock in the open market. Any loans are required to be repaid upon the earlier of demand or the tenth anniversary of the date of the loan, unless otherwise determined by the Committee. In 1999, Mr. Webb received a loan in the principal amount of $250,000 under this plan, of which the entire amount was outstanding as of October 2, 1999. See "Relationship with Affiliates - Stock Holding Assistance Plan."

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to executive officers in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt under Section 162(m). The Committee considers the potential effect of Section 162(m) in designing its compensation program, but reserves the right to use its independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on the Corporation. From time to time, the Committee reexamines the Corporation's compensation practices and the potential effect of Section 162(m).

1999 CEO Compensation

     Mr. Webb was appointed the Corporation's chief executive officer in January 1999. In connection with his employment, Mr. Webb entered into an employment agreement with the Corporation that set forth his salary and provides for the payment of a minimum bonus award for fiscal 1999. See "Executive Compensation - Executive Employment Agreements." The Committee believes that the agreement reflected compensation for chief executive officer positions in comparable companies. The option awards in fiscal 1999 to Mr. Webb by the Corporation, ThermoTrex and Thermo Electron were also negotiated as part of his employment agreement. Mr. Kirshner served as the Corporation's president and chief executive officer until December 1998. The salary increase for Mr. Kirshner for fiscal 1998 was determined in the same manner as for other executive officers as described above under "Annual Cash Compensation - Base Salary." Mr. Kirshner received no bonus for fiscal 1999, nor were any awards of stock-based compensation in Common Stock made by the Committee to Mr. Kirshner in fiscal 1999.

                        Elias P. Gyftopoulos (Chairman)
                                James W. May Jr.
                                Hutham S. Olayan

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since June 26, 1996 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Medical Supplies Industry Group as of the last trading day of the Corporation's fiscal year.

          Comparison of Total Return Among Trex Medical Corporation, the American Stock Exchange Market Value Index and the Dow Jones Total Return
                                     Index
 for the Medical Supplies Industry Group from June 26, 1996 to October 1, 1999

--------------------------------------------------------------------------------
                 06/26/96     09/27/96      09/26/97      10/02/98      10/01/99
--------------------------------------------------------------------------------
TXM                   100          145           107            75            27
--------------------------------------------------------------------------------
AMEX                  100           98           120           106           137
--------------------------------------------------------------------------------
DJ MED                100          110           133           160           143
--------------------------------------------------------------------------------

     The total return for the Corporation's Common Stock (TXM), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Medical Supplies Industry Group (DJ MED) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TXM."

                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has, from time to time, caused certain subsidiaries to sell minority interests to investors, resulting in several majority-owned, private and publicly-held subsidiaries. ThermoTrex created the Corporation as a majority-owned, publicly-held subsidiary. The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the

Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

     The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including general legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 0.8% of the Corporation's revenues for these services in fiscal 1999. The annual fee will remain at 0.8% of the Corporation's total revenues for fiscal 2000. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1999, Thermo Electron assessed the Corporation $1,948,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. In 1999, the Corporation paid Thermo Electron an additional $85,000 for certain administrative services required by the Corporation that were not covered by the Services Agreement.
The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     The Corporation has an arrangement with the Tecomet division of Thermo Electron for the manufacture of the Corporation's proprietary HTC grid. Under this arrangement, Tecomet manufactures the grid for the Corporation pursuant to written purchase orders. The Corporation owns the intellectual property rights to the grid. During fiscal 1999, the Corporation purchased grids for an aggregate purchase price of $1,352,000 under this arrangement.

     ThermoLase Corporation, a majority-owned subsidiary of ThermoTrex, engaged the Corporation to design and manufacture the laser used in ThermoLase's laser-based hair-removal system. During fiscal 1999, the Corporation recorded $3,414,000 of revenue under this arrangement. As a result of ThermoLase exiting the hair-removal business, the Corporation does not expect future sales to ThermoLase.

     In October 1995, the Corporation and ThermoTrex entered into a license agreement under which the Corporation undertook to fund approximately $6.0 million of ThermoTrex's research and development efforts related to direct-detection digital imaging technology in certain medical imaging fields. In fiscal 1998 and 1997, the Corporation recorded $2,200,000 and $2,000,000, respectively, of expense under this agreement, which concluded in fiscal 1998. In fiscal 1999, the Corporation paid $500,000 to ThermoTrex for certain research and development efforts related to digital mammography technology.

     As of October 2, 1999, the Corporation owed ThermoTrex $8,000,000 principal amount pursuant to a 4.2% subordinated convertible note, due September 2000, convertible into shares of the Corporation's common stock at $11.79 per share.

     At year-end 1998, $2,125,650 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lent excess cash to Thermo Electron, which Thermo Electron collateralized with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement were readily convertible into cash by the Corporation. The repurchase agreement earned a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     Effective June 1999, the Corporation and Thermo Electron commenced use of a new domestic cash management arrangement. Under the new arrangement, amounts advanced to Thermo Electron by the Corporation for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Corporation has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. At year-end 1999, the Corporation had invested $8,801,000 under this arrangement. In addition, under the new domestic cash management arrangement, amounts borrowed from Thermo Electron for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 150 basis points, set at the beginning of each month. The Corporation has no borrowings under this arrangement at year-end 1999.

Stock Holding Assistance Plan

     The human resources committee of the Corporation's board of directors (the "Committee") established a stock holding policy that requires its chief executive officer to acquire and hold a minimum number of shares of Common Stock. In order to assist the chief executive officer in complying with this policy, the Committee also adopted a stock holding assistance plan under which the Corporation may make interest-free loans to the chief executive officers to enable him to purchase Common Stock in the open market. In 1999, Mr. Webb received a loan in the principal amount of $250,000 under the stock holding assistance plan to purchase 41,200 shares of Common Stock, of which the entire amount was outstanding as of October 2, 1999. The loan to Mr. Webb is repayable upon the earlier of demand or the tenth anniversary of the date of the loan, unless otherwise determined by the Committee.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 2000. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1995. Representatives of that firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

                                 OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than October 12, 2000. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 of the Exchange Act (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely, and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after December 25, 2000.

                             SOLICITATION STATEMENT

     The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Danbury, Connecticut
April 11, 2000

                                 FORM OF PROXY

                           TREX MEDICAL CORPORATION

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 11, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints John T. Keiser, Theo Melas-Kyriazi and Seth
H. Hoogasian, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Trex Medical Corporation, a Delaware corporation (the "Company"), to be held on Thursday, May 11, 2000, at 10:00 a.m., at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 31, 2000, with all of the powers the undersigned would possess if personally present at such meeting:


           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

          Please mark your
[  x  ]   votes as in this
          example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [    ]          WITHHELD  [    ]

______________________________________
FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

NOMINEES: Elias P. Gyftopoulos, Hal Kirshner, John T. Keiser, James W. May Jr., Hutham S. Olayan, Firooz Rufeh and William J. Webb.

2. In their discretion on such other matters as may properly come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

SIGNATURE(S)_______________________________________   DATE_________________

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.